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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ........0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    OSTER       WOLFGANG                      Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              NEORX CORPORATION (NERX)            (Month/Day/Year)
     (Last)     (First)     (Middle)               6/4/01                ----------------------------------
  410 WEST HARRISON STREET                 ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
   SEATTLE          WA          98119         Person (Voluntary)               Director          10% Owner      applicable line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------    X   Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                            CHIEF OPERATING OFFICER          -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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    COMMON STOCK                                 10,000                              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Stock Option (Right to Buy)       (1)      6/4/11        Common Stock     400,000      4.70            D
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Explanation of Responses:

(1) 25% exercisable one year after the grant date and subsequently in equal monthly installments of 1/48th per month beginning
    7/4/02. 30,000 options may be accelerated immediately in the first year depending upon occurrence of certain events.

                                                                                /s/ WOLFGANG OSTER                   6/14/01
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                                                                                **Signature of Reporting Person        Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not to respond unless the form displays a currently value OMB Number.